Exhibit 5.1

August 28, 2006

Neurologix, Inc.

One Bridge Plaza

Fort Lee, New Jersey 07024

Ladies and Gentlemen:

We have acted as special counsel to Neurologix, Inc., a Delaware corporation formerly known as Arinco Computer Systems Inc. (the "Company"), and are delivering this opinion in connection with the Registration Statement on Form S-8 of the Company (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission"), relating to the registration by the Company of 3,660,000 shares of common stock, par value $0.001 per share (the "Common Stock"), of the Company authorized for issuance pursuant to the Company's 2000 Stock Option Plan (the "Plan").

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Securities Act"). Capitalized terms used herein but not otherwise defined herein have the meaning ascribed to them in the Registration Statement.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the 2000 Stock Option Plan; (ii) Amendment One to the 2000 Stock Option Plan, (iii) Amendment Two to the 2000 Stock Option Plan; (iv) certain resolutions of the Board of Directors of the Company relating to the Plan, adopted at a meeting on January 26, 2006; (iv) the action by written consent of the Board of Directors of the Company relating to the Plan and the Registration Statement adopted on August 28, 2006; (v) the definitive Proxy Statements relating to the Plan filed by the Company with the Commission on August 11, 2000 and April 5, 2006; (vi) a specimen certificate representing the Common Stock; (vii) the Company's Restated Certificate of Incorporation; (viii) the Company's Amended and Restated By-Laws; (ix) the certificate of Marc L. Panoff, Secretary of the Company, dated the date hereof, a copy of which is attached as Exhibit A hereto; and (x) a certificate of the Secretary of State of the State of Delaware with respect to the organization and good standing of the Company in such jurisdiction. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, or photostatic copies and the authenticity of the originals of such copies. In making our examination of executed documents or documents to be executed, we have assumed that the parties thereto other than the Company had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. We have also assumed that the Company has complied with all aspects of applicable laws of jurisdictions other than the United States of America and the General Corporation Law of the State of Delaware in connection with the transactions contemplated herein. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

The opinion set forth below is subject to the further assumption that the registrar and transfer agent for the Common Stock will duly record in the share record books of the Company the issuance of the Common Stock pursuant to the Plan and countersign the stock certificates evidencing such Common Stock and that such stock certificates will conform to the specimen certificate examined by us.

Members of our firm are admitted to the bar in the State of New York and we do not express any opinion as to laws of any other jurisdiction other than the General Corporation Law of the State of Delaware (the "DGCL").

Based on and subject to the foregoing, we are of the opinion that the shares of Common Stock authorized for issuance pursuant to the Plan have been duly authorized by the Company and, when issued by the Company in accordance with the provisions of the Plan (including due payment of the purchase price therefor set forth in the Plan), will be validly issued, fully paid and non-assessable.

This opinion is furnished to you solely for your benefit in connection with the above referenced Registration Statement and is not to be used, circulated, quoted or otherwise referred to for any other reason or relied upon by any other person without our prior express written permission. The opinions expressed herein are as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Respectfully submitted,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

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